Enova Systems Announces Delisting from NYSE MKT

Torrance, CA-October 25, 2012-Enova Systems, Inc. (NYSE MKT: ENA and AIM: ENV and ENVS), (the “Company”) received notification on October 24, 2012 from the NYSE MKT (the “Exchange” and formerly known as the NYSE Amex) stating that, because the Company was not in compliance with certain of the Exchange’s continued listing standards, the Exchange intends to strike the common stock of the Company from the Exchange by filing a delisting application with the Securities and Exchange Commission (the “SEC”).  The Company previously disclosed in Current Reports on Form 8-K filed with the SEC on April 20, 2012, May 29, 2012, July 6, 2012, and October 24, 2012 the provisions of Exchange’s continued listing standards with which the Company was not in compliance. The Company does not intend to request an appeal hearing of the Exchange’s delisting determination.

The Company anticipates that the delisting of its common stock from the Exchange will be effective at the opening of the Exchange on Wednesday, October 31, 2012.

The Company expects that its common stock will trade on the OTCQB Marketplace under the Company’s current trading symbol “ENA” upon delisting from the Exchange, or as soon as practicable thereafter. The OTCQB is a market tier operated by the OTC Market Group Inc. for over-the-counter traded companies. The Company anticipates that the delisting will be completed once the Exchange files a Form 25-NSE Notification of Delisting with the SEC. The delisting and transition to the OTCQB does not change the Company’s obligations to file periodic and other reports with the SEC under applicable federal securities laws.

The Company expects that the admission of its common stock for trading on London Stock Exchange’s AIM market will be unaffected by the NYSE MKT’s determination.

About Enova:

Enova Systems (http://www.enovasystems.com) is a leading supplier of efficient, environmentally friendly digital power components and systems products. The Company’s core competencies are focused on the development and commercialization of power management and conversion systems for mobile applications. Enova applies unique ‘enabling technologies’ in the areas of alternative energy propulsion systems for light and heavy-duty vehicles as well as power conditioning and management systems for distributed generation systems. The Company develops, designs and produces non-invasive drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles in both the “new” and “retrofit” vehicle sales market. For further information, contact Enova Systems directly, or visit its Web site at http://www.enovasystems.com.

ENOVA SYSTEMS, Inc.

1560 West 190th Street

Torrance, CA 90501

Tel: 310-527-2800

Contact: John Micek, CEO/Investor Relations

Additional Information:

This news release contains forward-looking statements relating to Enova Systems and its products that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “could,” “project,” “plan,’’ “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology and statements about industry trends and Enova’s future performance, operations and products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. These and other risks and uncertainties are detailed from time to time in Enova Systems’ periodic filings with the Securities and Exchange Commission, including but not limited to Enova’s annual report on Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarterly period ended June 30, 2012.